Exhibit 10.1

September 13, 2024

John North

Re: Employment Separation Agreement

Dear John:

As you know, you provided Lazydays Holdings, Inc. (the “Company”) written notice of your intent to resign your employment with the Company pursuant to Section 5(a)(vi) of the amended and restated letter agreement dated as of September 6, 2022 between you and the Company (the “Employment Agreement”), and you have resigned as a director of the Company. Each capitalized term used but not defined in this letter has the meaning given to it in the Employment Agreement. This employment separation agreement (this “Agreement”) proposes an agreement to ensure an amicable transition from your employment on the terms outlined below:

1. Resignation. The Company accepts your resignation. Pursuant to Section 5(a)(vi) of the Employment Agreement, the Company hereby exercises its right to accelerate your resignation to be effective before the end of the 90-day notice period, and your last day of employment will be September 13, 2024 (the “Resignation Date”). You agree you hereby resign from any and all officer, director and other positions you hold with any member of the Company and its subsidiaries (the “Company Group”) as of the Resignation Date, and you agree to execute and deliver such further instruments as are reasonably requested by the Company in furtherance of the above.

2. Final Paycheck; Expense Reimbursement; Benefits. The Company will pay your Base Salary through your last day of work, in accordance with applicable law. If you have any unreimbursed business expenses, please submit them in accordance with Company policy. The Company will also pay you any earned vested benefits under any employee benefit plans under Section 4(b) of the Employment Agreement in which you were a participant immediately prior to the Date of Termination, which amounts will be payable in accordance with the terms and conditions of such benefit plans and Company policy. You agree and acknowledge that there will be no acceleration of vesting of any equity awards of the Company held by you in connection with your resignation and your outstanding awards will terminate to the extent provided in accordance with their respective terms.

3. Transition Services. You agree to be reasonably available on request of the Company to consult with the Company as needed after your employment ends in order to ensure a smooth and orderly transition (the “Transition Services”). You and the Company agree that the Transition Services will not exceed 8 hours per month through October 2024, 4 hours per month in November 2024, and 2 hours per month in each month thereafter for which you receive the Health Insurance Stipend, provided however that you agree to provide Transition Services through at least the end of 2024, even if the Health Insurance Stipend ends sooner.

4. Health Insurance Stipend. After your employment ends, you will be eligible to enroll in health insurance coverage at your own expense under COBRA, as provided by applicable law. In consideration for you signing and not revoking this Agreement and for providing the transition services contemplated in Section 3, if you timely elect COBRA to continue health coverage, the Company will reimburse your COBRA premiums up to $2,000 per month (the “Health Insurance Stipend”). The Health Insurance Stipend will cover each month until December 31, 2025, or until you are no longer entitled to COBRA coverage, whichever is earlier. The Company will pay the Health Insurance Stipend and report it as taxable income to you on a quarterly basis. You agree to promptly notify the Company if you or a covered dependent become eligible for other employer-provided health insurance or otherwise become ineligible for COBRA coverage before December 31, 2025.

5. Return of Company Property. On your last day of employment or immediately thereafter, you must return any and all Company property in your possession or control, including but not limited to any Company credit cards, keys, card keys, employee badges, computers, cell phones, tablet devices, documents (including all financial and accounting documents), manuals, customer and product lists and information, equipment, supplies, strategic planning information, and human resources information, as well as any other property belonging to the Company or any Company-owned or affiliated company.

6. Release of Claims. In consideration for the benefits provided in this Agreement, you and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns fully waive, release and discharge the Company and each member of the Company Group and their respective current and former directors, officers, employees, agents, attorneys, insurers, representatives and assigns (the “Released Parties”), from any and all liability, damages, claims or causes of action, direct or indirect, known or unknown, relating in any way to your employment with or other service to the Company or the termination of that employment or service. This includes but is not limited to any claims under federal or state law. You acknowledge and understand that by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at or service to the Company and the termination of that employment or service.

This release does not waive any rights you may have, if any, in vested retirement benefits with the Company or for unemployment compensation benefits with a state agency. The above release also does not prevent you from pursuing a claim that the Company has violated the terms of this Agreement. Your release also does not prevent you from filing a claim for discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board or any applicable state labor agency, but you agree not to accept any monetary damages or other compensation for any claim, except as provided by applicable law (such as Securities and Exchange Commission bounties, the right to which are not affected by this agreement).

7. Specific Release of ADEA Claims. In further consideration of the benefits provided in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release and discharge the Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement, arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations, including the Older Workers’ Benefit Protection Act. By signing this Agreement, you hereby acknowledge and confirm that (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you have been advised of and have availed yourself of your right to consult with your attorney prior to executing this Agreement; (iii) you knowingly, freely and voluntarily agree to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release and covenants contained herein; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days from the date you sign this Agreement to revoke the release in this Section by delivering notice of revocation to the Chairman of the Board of Directors of the Company by e-mail before the end of such seven (7)-day period; and (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this Agreement. The parties agree that any changes to this Agreement, whether material or not, do not restart the running of the twenty-one (21)-day period.

If you sign and do not revoke this Section, this Agreement will become effective, in its entirety, on the eighth (8th) day after you sign this Agreement (the “Effective Date”).

8. Covenant Not to Sue. You agree not to lodge, file or bring any suit, charge, complaint or other form of action against the Released Parties, relating in any way whatsoever to any matters released herein. This paragraph does not apply to charges filed with the Equal Employment Opportunity Commission or an equivalent state or federal government agency.

9. Restrictive Covenants. You acknowledge and reaffirm your obligations under the Restrictive Covenants in Section 7 of your Employment Agreement, which remain in full force in effect.

10. Cooperation with Company Matters. You acknowledge and reaffirm the post-termination cooperation provisions in Section 7(l) of your Employment Agreement, which remain in full force and effect.

11. No Section 16 Filings Due. You certify after a review of your records that you have filed (or another person has filed on your behalf) with the Securities and Exchange Commission reports on Form 4 with respect to all reportable transactions under Section 16 of the Securities Exchange Act of 1934 occurring during this fiscal year on or prior to the date hereof. You agree to provide any and all further certifications reasonably requested by the Company regarding reports under Section 16 of the Securities Exchange Act of 1934.

12. Right to Seek Injunctive Relief. You acknowledge that any breach of your obligations under this Agreement and/or Section 7 of your Employment Agreement would constitute a material breach of the Agreement. You further acknowledge that the Company’s remedy at law for any actual or threatened breach of those obligations would be inadequate and that the Company will, in addition to whatever remedies it may have at law or in equity under this Agreement, be entitled to immediate injunctive relief from any actual or threatened breach of those provisions.

13. Entire Agreement; Applicable Law. This Agreement reflects the entire agreement and understanding between you and the Company and supersedes and replaces all other oral or written understandings regarding your employment except the terms of the Employment Agreement which survive in accordance with its terms. You acknowledge that you are not relying upon any other representations, arrangements or understandings in signing this Agreement. This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Florida. No changes may be made to the terms of this Agreement except in a writing signed by you and the Company through the Chairman of the Board of Directors of the Company. The jurisdiction of the federal and state courts in Florida shall be exclusive.

14. Severability. If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect.

15. Voluntary Execution. You acknowledge that you have read this Agreement and understand it, and that you are entering into it voluntarily.

If you agree to this Agreement, please sign and return it to me. If you have any questions concerning this Agreement, please feel free to contact me. I thank you for all you have done for the Company during your employment and wish you success in the future.

Sincerely,

Lazydays Holdings, Inc.

By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi
Title:	Chairman of the Board of Directors

I have carefully reviewed the Separation Agreement set forth above. I understand that it includes a release of legal claims, and I knowingly and voluntarily accept its terms.

/s/ John North	9/13/24
Employee signature	Date

John North
Employee name printed